[LOGO]


Richard W. Ussery                                                March 15, 1996
Chairman of the Board


Dear Shareholder:

     The Annual Meeting of the Shareholders of Total System Services, Inc. will be held on April 15, 1996, at The Columbus Museum, Columbus, Georgia, beginning at 10:00 o'clock A.M., E.T., for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

     We hope that you will be able to be with us and let us give you a review of 1995. Whether you own a few or many shares of stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. To make sure your shares are represented, we urge you to complete and mail the enclosed Proxy Card promptly.

     Thank you for helping us make 1995 a good year. We look forward to your continued support in 1996 and another good year.

                                             Sincerely yours,

                                             /s/ Richard W. Ussery
                                             RICHARD W. USSERY


Total System Services, Inc.   Post Office Box 2506  Columbus, Georgia 31902-2506







                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held April 15, 1996


     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Total System Services, Inc.(SM) ("TSYS(R)") will be held at The Columbus Museum, 1251 Wynnton Road, Columbus, Georgia, on April 15, 1996, at 10:00 o'clock A.M., E.T., for:

     (1) The election of five nominees as Class I directors of TSYS to serve until the 1999 Annual Meeting of Shareholders;

     (2) To approve the Synovus Financial Corp. Executive Bonus Plan (TSYS is an 80.8% owned subsidiary of Synovus Financial Corp.); and

     (3) The transaction of such other business as may properly come before the Annual Meeting.

     Information relating to the above matters is set forth in the accompanying Proxy Statement.

     Only shareholders of record at the close of business on February 22, 1996 will be entitled to notice of and to vote at the Annual Meeting.


                                   /s/ G. Sanders Griffith, III
                                       G. SANDERS GRIFFITH, III
                                       Secretary


Columbus, Georgia
March 15, 1996










WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING IN PERSON, PLEASE VOTE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES.












                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held April 15, 1996

                                I. INTRODUCTION

A. Purposes of Solicitation - Terms of Proxies.

     The Annual Meeting of the Shareholders ("Annual Meeting") of Total System Services, Inc. ("TSYS") will be held on April 15, 1996 for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. The enclosed Proxy Card ("Proxy") is solicited BY AND ON BEHALF OF TSYS' BOARD OF DIRECTORS in connection with such Annual Meeting or any adjournment thereof. The costs of the solicitation of Proxies by TSYS' Board of Directors will be paid by TSYS. Forms of Proxies and Proxy Statements will also be distributed through brokers, banks, nominees, custodians and other like parties to the beneficial owners of shares of the $.10 par value common stock of TSYS ("TSYS Common Stock"), and TSYS will reimburse such parties for their reasonable out-of-pocket expenses therefor. TSYS' mailing address is Post Office Box 2506, Columbus, Georgia 31902-2506.

     The shares represented by the Proxy in the accompanying form, which when properly executed, returned to TSYS' Board of Directors and not revoked, will be voted in accordance with the instructions specified in such Proxy. If a choice is not specified in the Proxy, the shares represented by such Proxy will be voted "FOR" the election of the five nominees for Class I directors named herein and in accordance with the recommendations of the Board of Directors on the other matters brought before the Meeting.

     Each Proxy granted may be revoked in writing at any time before the authority granted thereby is exercised. Attendance at the Annual Meeting will constitute a revocation of the Proxy for such Meeting if the maker thereof elects to vote in person.

     This Proxy Statement and the enclosed Proxy are being first mailed to shareholders on or about March 15, 1996.

B. TSYS Securities Entitled to Vote and Record Date.

     TSYS' outstanding voting securities are TSYS Common Stock, each share of which entitles the holder thereof to one vote on any matter coming before a meeting of TSYS' shareholders. Only shareholders of record at the close of business on February 22, 1996 are entitled to vote at the Annual Meeting or any adjournment thereof. As of that date, there were 64,644,361 shares of TSYS Common Stock outstanding and entitled to vote. TSYS owned 97,400 shares of TSYS Common Stock on February 22, 1996 as treasury shares, which are not considered to be outstanding and are not entitled to be voted at the Annual Meeting.

C. Shareholder Proposals.

     From time to time, TSYS' shareholders may present proposals which may be proper subjects for inclusion in TSYS' Proxy Statement for consideration at TSYS' Annual Meeting. To be considered for inclusion, shareholder proposals must be submitted on a timely basis. Proposals for TSYS' 1997 Annual Meeting, which has been tentatively scheduled for April 14, 1997, must be received by TSYS no later than November 15, 1996, and any such proposals, as well as any questions related thereto, should be directed to the Secretary of TSYS.

                                       1

D. Columbus Bank and Trust Company.

     Columbus Bank and Trust Company(R) (CB&T") owned individually 52,200,646 shares, or 80.8%, of the outstanding shares of TSYS Common Stock on February 22, 1996. CB&T(R) is a wholly-owned banking subsidiary of Synovus Financial Corp.(R) ("Synovus"), a multi-financial services company having 77,264,014 shares of $1.00 par value voting common stock ("Synovus Common Stock") outstanding on February 22, 1996.

                           II. ELECTION OF DIRECTORS

A.   Information  Concerning  Number and  Classification  of Directors  and
     Nominees.

     (1) Number and Classification of Directors.

     In accordance with the vote of shareholders taken at TSYS' 1988 Annual Meeting, the number of members of TSYS' Board of Directors was fixed at 18. TSYS' Board of Directors is currently comprised of 15 members, and TSYS has three directorships which remain vacant, one of which positions was made vacant by the ascension of a Class II director to emeritus status. These vacant directorships could be filled in the future at the discretion of TSYS' Board of Directors. This discretionary power gives TSYS' Board of Directors the flexibility of appointing new directors in the periods between TSYS' Annual Meetings should suitable candidates come to its attention. Any person appointed by TSYS' Board of Directors to fill the vacant Class II directorship would serve the remainder of the Class II term, which expires at the 1997 Annual Meeting. Any person so appointed by TSYS' Board of Directors to the remaining vacant directorships would not be appointed to serve a classified, three-year term but would only serve as a director until the next succeeding Annual Meeting. At such Annual Meeting, such appointee would stand before TSYS' shareholders for election to a classified term of office as a director. Proxies cannot be voted at the 1996 Annual Meeting for a greater number of persons than the number of nominees named.

     Pursuant to TSYS' Articles of Incorporation and bylaws, the members who comprise TSYS' Board of Directors are divided into three classes of directors:
Class I, Class II and Class III directors, with each of such Classes of directors to be as nearly equal in number as possible. Each Class of directors serves a staggered 3-year term. At TSYS' 1995 Annual Meeting, Class III directors were elected to serve 3-year terms to expire at TSYS' 1998 Annual Meeting, and at TSYS' 1994 Annual Meeting, Class II directors were elected to serve 3-year terms to expire at TSYS' 1997 Annual Meeting. The terms of office of the Class I directors expire at TSYS' 1996 Annual Meeting.

     (2) Nominees for Class I Directors and Vote Required.

     TSYS' Board of Directors has selected five nominees which it proposes for election to TSYS' Board as Class I directors. The five nominees for Class I directors of TSYS will be elected to serve 3-year terms that will expire at TSYS' 1999 Annual Meeting. The five nominees for Class I directors of TSYS are:
Griffin B. Bell, Kenneth E. Evans, H. Lynn Page, Philip W. Tomlinson and Richard
W. Ussery.

     Under TSYS' bylaws and Georgia law, a majority of the issued and outstanding shares of TSYS Common Stock entitled to vote must be represented at the 1996 Annual Meeting in order to constitute a quorum and all shares represented at the Meeting, including shares abstaining and withholding authority, are counted for purposes of determining whether a quorum exists. The nominees for election as directors at the Annual Meeting who receive the greatest number of votes (a plurality), a quorum being present, shall become directors at the conclusion of the tabulation of votes. Thus, once a quorum has been established, abstentions and broker non-votes have no effect upon the election of directors. The shares represented by Proxies executed for TSYS' 1996 Annual Meeting in such manner as not to withhold authority to vote for the election of any nominee for election as a Class I director on TSYS' Board of Directors shall be voted "FOR" the election of the five nominees for Class I directors on TSYS' Board named herein.

                                       2

     If any nominee for Class I director of TSYS becomes unavailable for any reason before TSYS' 1996 Annual Meeting, the shares represented by executed Proxies may be voted for such substitute nominee as may be determined by the holders of such Proxies. It is not anticipated that any nominee will be unavailable for election.

TSYS' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE FIVE NOMINEES FOR ELECTION AS CLASS I DIRECTORS ON TSYS' BOARD SET FORTH HEREIN.

B. Information Concerning Directors and Nominees for Class I Directors.

     (1) General Information.

     The following sets forth the name, age, principal occupation and employment (which, except as noted, has been for the past five years) of each of the nominees for election as Class I directors of TSYS and the remaining directors presently serving on TSYS' Board of Directors, his director classification, his length of service as a director of TSYS, any family relationships with other directors or executive officers of TSYS, and any Board of Directors of which he is a member with respect to any company with a class of securities registered with the Securities and Exchange Commission ("SEC") pursuant to Section 12 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), including Synovus, or any company which is subject to the requirements of Section 15(d) of that Act, or any company registered with the SEC as an investment company under the Investment Company Act of 1940 ("Public Company").

                                 TSYS        Year
                                 Director    First       Principal Occupation
                                 Classifi-   Elected     and Other Directorships
Name                      Age    cation      Director    of Public Companies
------------------------ ------- ----------  ----------- -------------------------------------------------------

Griffin B. Bell            77    I           1987        Senior Partner, King & Spalding (Law Firm).

James H. Blanchard         54    II          1982        Chairman of the Board and Chief Executive Officer,
                                                         Synovus Financial Corp.; Chairman of the
                                                         Executive Committee, Total System Services, Inc.;
                                                         Director, BellSouth Corporation.

Richard Y. Bradley <F1>    57    II          1991        Partner, Bradley & Hatcher (Law Firm). Director,
                                                         Synovus Financial Corp.

Salvador
Diaz-Verson, Jr.<F2>       44    III         1983        Chairman of the Board, Diaz-Verson Capital
                                                         Investments, Inc. (Investments and Money
                                                         Management); Chairman of the Board, Diaz-Verson
                                                         Funds Inc.; Director, Clemente Capital, Inc., Miramar
                                                         Securities, Inc. and Synovus Financial Corp.

Kenneth E. Evans <F3>      47    I           1990        President, Synovus Administrative Services Corp.

Gardiner W. Garrard, Jr.   55    II          1982        President, The Jordan Company (Real Estate
                                                         Development); Director, Synovus Financial Corp.

John P. Illges, III        61    II          1982        Senior Vice President and Financial Consultant, The
                                                         Robinson-Humphrey Company, Inc. (Stockbroker);
                                                         Advisory Director, Synovus Financial Corp.

Mason H. Lampton           48    III         1986        President, The Hardaway Company (Construction
                                                         Company); Director, Synovus Financial Corp.

W. Walter Miller, Jr.<F4>  47    II          1993        Senior Vice President, Total System Services, Inc.

H. Lynn Page               55    I           1982        Vice Chairman of the Board (Retired) and Director,
                                                         Synovus Financial Corp., Columbus Bank and Trust
                                                         Company and Total System Services, Inc.


                                       3

Philip W. Tomlinson <F5>   49    I           1982        President, Total System Services, Inc.

William B. Turner <F4>     73    III         1982        Chairman of the Executive Committee, W.C. Bradley
                                                         Co. (Metal Manufacturer and Real Estate);
                                                         Chairman of the Board, Columbus Bank and Trust
                                                         Company; Director, The Coca-Cola Company;
                                                         Chairman of the Executive Committee, Synovus
                                                         Financial Corp.

Richard W. Ussery <F6>     48    I           1982        Chairman of the Board and Chief Executive Officer,
                                                         Total System Services, Inc.


George C. Woodruff, Jr.    67    III         1982        Real Estate and Personal Investments; Director,
                                                         Synovus Financial Corp. and United Cities Gas
                                                         Company.

James D. Yancey <F7>       54    III         1982        Vice Chairman of the Board, Synovus Financial Corp.
                                                         and Columbus Bank and Trust Company.
-------------------

<F1>Richard Y. Bradley formed Bradley & Hatcher in September, 1995. From 1991 until 1995, Mr. Bradley served as President of Bickerstaff Clay Products Company, Inc.

<F2>Salvador Diaz-Verson, Jr. founded Diaz-Verson Capital Investments, Inc. in September, 1991. From 1985 until
    1991, Mr. Diaz-Verson, Jr. was President of AFLAC Incorporated.

<F3>Kenneth  E. Evans was elected President of Synovus Administrative Services Corp. in July, 1995.  From 1990
    until 1995, Mr. Evans served in various capacities with TSYS, including Vice Chairman of the Board.

<F4> Mr. Miller's spouse is the niece of William B. Turner.

<F5>Philip W. Tomlinson was elected President of TSYS in February, 1992. From 1982 until 1992, Mr. Tomlinson served as Executive Vice President of TSYS.

<F6>Richard W. Ussery was elected Chairman of the Board of TSYS in February, 1992.  From 1982 until 1992, Mr.
    Ussery served as President of TSYS.

<F7>James D. Yancey was elected Vice  Chairman of the Board of Synovus in March, 1992. Prior to 1992, Mr.
    Yancey served in various  capacities  with Synovus and  CB&T,  including  Vice  Chairman of the Board and
    President of both Synovus and CB&T.

                                       4

(2) TSYS Common Stock Ownership of Directors and Management.

     The following table sets forth, as of December 31, 1995, the number of shares of TSYS Common Stock beneficially owned by each of TSYS' directors and TSYS' six most highly compensated executive officers. Information relating to beneficial ownership of TSYS Common Stock is based upon information furnished by each person or entity using "beneficial ownership" concepts set forth in the rules of the SEC under Section 13(d) of the Exchange Act.

                             Shares of TSYS       Shares of TSYS       Shares of TSYS                        Percentage of
                              Common  Stock         Common Stock         Common Stock                          Outstanding
                               Beneficially         Beneficially         Beneficially            Shares          Shares of
                                 Owned with           Owned with           Owned with           of TSYS        TSYS Common
                                Sole Voting        Shared Voting      Sole Voting but      Common Stock              Stock
                             and Investment       and Investment        no Investment      Beneficially       Beneficially
                                Power as of          Power as of          Power as of       Owned as of        Owned as of
 Name                              12/31/95            12/31/95             12/31/95           12/31/95           12/31/95
 --------------------------  ------------------- -------------------- -------------------  ----------------  -------------
 Griffin B. Bell                   26,364              3,500                    ---            29,864                .05%
 James H. Blanchard               260,400            120,741                    ---           381,141                .59
 Richard Y. Bradley                 6,733              ---                      ---             6,733                .01
 Salvador Diaz-Verson, Jr.         18,502              1,800                    ---            20,302                .03
 Kenneth E. Evans                  63,000              ---                    46,200          109,200                .17
 Gardiner W. Garrard, Jr.           2,865              ---                      ---             2,865               .004
 John P. Illges, III               60,990              ---                      ---            60,990                .09
 Mason H. Lampton                   8,752             34,210<F1>                ---            42,962                .07
 James B. Lipham                   16,652              ---                    14,080           30,732                .05
 W. Walter Miller, Jr.             16,750              4,068                  14,080           34,898                .05
 H. Lynn Page                     229,307             31,882                    ---           261,189                .40
 William A. Pruett                 53,649              ---                    17,600           71,249                .11
 Philip W. Tomlinson              229,600              ---                    46,200          275,800                .43
 William B. Turner                 50,057            192,000                    ---           242,057                .37
 Richard W. Ussery                203,894             24,175                  51,700          279,769                .43
 George C. Woodruff, Jr.           35,575              2,000                    ---            37,575                .06
 M. Troy Woods                      8,085              ---                    14,740           22,825                .04
 James D. Yancey                  288,380              8,000                    ---           296,380                .46

--------

<F1> Includes  9,600  shares of TSYS Common Stock held in a trust for which Mr.
     Lampton is not the trustee.  Mr. Lampton disclaims  beneficial ownership of such shares.


     The following table sets forth information, as of December 31, 1995, with respect to the beneficial ownership of TSYS Common Stock by all directors and executive officers of TSYS as a group.

                                                  Percentage of
                         Shares of                Outstanding Shares of
                         TSYS Common Stock        TSYS Common Stock
Name of                  Beneficially Owned       Beneficially Owned
Beneficial Owner         as of 12/31/95           as of 12/31/95
-----------------------  -----------------------  -----------------------------
All directors
and executive
officers of TSYS         2,213,005                     3.42%
as a group
(includes
19 persons)

     For a detailed discussion of the beneficial ownership of Synovus Common Stock by TSYS' named executive officers and directors and by all directors and executive officers of TSYS as a group, see Section V(C) hereof captioned "Synovus Common Stock Ownership of Directors and Management."

                                       5

C. Board Committees and Attendance.

     The business and affairs of TSYS are under the direction of TSYS' Board of Directors. During 1995, TSYS' Board of Directors held six regular meetings. During 1995, each of TSYS' incumbent directors attended at least 75% of the meetings of TSYS' Board of Directors and the committees thereof on which he sat, except Salvador Diaz-Verson, Jr., who attended 67%.

     TSYS' Board of Directors has three principal standing committees -- an Executive Committee, an Audit Committee and a Compensation Committee. There is no Nominating Committee of TSYS' Board of Directors.

     Executive Committee. The members of TSYS' Executive Committee are: James H. Blanchard, Chairman, Richard W. Ussery, Philip W. Tomlinson, William B. Turner, James D. Yancey, Gardiner W. Garrard, Jr., Richard Y. Bradley and Kenneth E. Evans. During the intervals between meetings of TSYS' Board of Directors, TSYS' Executive Committee possesses and may exercise any and all of the powers of TSYS' Board of Directors in the management and direction of the business and affairs of TSYS with respect to which specific direction has not been previously given by TSYS' Board of Directors. During 1995, TSYS' Executive Committee did not meet.

     Audit Committee. The members of TSYS' Audit Committee are: Gardiner W. Garrard, Jr., Chairman, Mason H. Lampton and Salvador Diaz-Verson, Jr. The primary functions to be engaged in by TSYS' Audit Committee include: (i) annually recommending to TSYS' Board the independent certified public accountants ("Independent Auditors") to be engaged by TSYS for the next fiscal year; (ii) reviewing the plan and results of the annual audit by TSYS'
Independent Auditors; (iii) reviewing and approving the range of management advisory services provided by TSYS' Independent Auditors; (iv) reviewing TSYS' internal audit function and the adequacy of the internal accounting control systems of TSYS; (v) reviewing the results of regulatory examinations of TSYS;
(vi) periodically reviewing the financial statements of TSYS; and (vii) considering such other matters with regard to the internal and independent audit of TSYS as, in its discretion, it deems to be necessary or desirable, periodically reporting to TSYS' Board as to the exercise of its duties and responsibilities and, where appropriate, recommending matters in connection with the audit function with respect to which TSYS' Board should consider taking action. During 1995, TSYS' Audit Committee held six meetings.

     Compensation Committee. The members of the Compensation Committee of TSYS' Board of Directors are: William B. Turner, Chairman, George C. Woodruff, Jr. and Gardiner W. Garrard, Jr. The primary functions to be engaged in by TSYS' Compensation Committee include: (i) evaluating the remuneration of senior management and board members of TSYS and its subsidiaries and the compensation and fringe benefit plans in which officers, employees and directors of TSYS are eligible to participate; and (ii) recommending to TSYS' Board whether or not it should modify, alter, amend, terminate or approve such remuneration, compensation or fringe benefit plans. During 1995, TSYS' Compensation Committee held one meeting.

D. Executive Officers.

The following table sets forth the name, age and position with TSYS of each executive officer of TSYS.


Name                          Age   Position with TSYS
----------------------------  ---   --------------------------------------
James H. Blanchard            54    Chairman of the Executive Committee
Richard W. Ussery             48    Chairman of the Board
                                     and Chief Executive Officer
Philip W. Tomlinson           49    President
William A. Pruett             42    Executive Vice President
James B. Lipham               47    Executive Vice President
                                     and Chief Financial Officer
M. Troy Woods                 44    Executive Vice President
G. Sanders Griffith, III      42    General Counsel and Secretary

                                       6

     All of the executive officers of TSYS are members of TSYS' Board of Directors, except William A. Pruett, James B. Lipham, M. Troy Woods and G. Sanders Griffith, III. William A. Pruett was elected as Executive Vice President of TSYS in February, 1993. From 1976 until 1993, Mr. Pruett served in various capacities with CB&T and/or TSYS, including Senior Vice President. James B. Lipham was elected as Executive Vice President and Chief Financial Officer of TSYS in July, 1995. From 1984 until 1995, Mr. Lipham served in various financial capacities with Synovus and/or TSYS, including Senior Vice President and Treasurer. M. Troy Woods was elected as Executive Vice President of TSYS in July, 1995. From 1987 until 1995, Mr. Woods served in various capacities with TSYS, including Senior Vice President. G. Sanders Griffith, III has served as General Counsel of TSYS since 1988 and was elected as Secretary of TSYS in June, 1995. Mr. Griffith currently serves as Senior Executive Vice President, General Counsel and Secretary of Synovus and has held various positions with Synovus since 1988.

     All of the executive officers of TSYS serve at the pleasure of TSYS' Board of Directors. There are no family relationships between any of TSYS' executive officers, and there are no arrangements or understandings between any such executive officer or any other person pursuant to which any such officer was elected.

                      III. DIRECTORS' PROPOSAL TO APPROVE THE
                  SYNOVUS FINANCIAL CORP. EXECUTIVE BONUS PLAN

     TSYS' executive compensation program will include short-term incentive bonus awards under the Synovus Financial Corp. Executive Bonus Plan (the "Plan") beginning in 1996. The purposes of the Plan are to reward selected executive officers for superior corporate performance and to attract and retain top quality executive officers. Subject to approval by TSYS' shareholders, compensation paid pursuant to the Plan to TSYS' officers is intended, to the extent reasonable, to qualify for tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as may be amended from time to time ("Section 162(m)").

     Eligibility and Participation. The Chief Executive Officer and the four highest compensated officers of Synovus and any publicly-traded subsidiary of Synovus (including TSYS) are eligible to participate in the Plan. Approximately 10 employees are eligible to participate in the Plan. The Committee, as described below, has discretion to select participants from among eligible employees from year to year.

     Description of Awards Under the Plan. Pursuant to the Plan, Synovus may award incentive bonus opportunities to participants. Each fiscal year, the Committee shall establish, in writing, the performance goals applicable to such and/or any succeeding fiscal year. The performance measures which shall be used to determine the amount of the incentive bonus award for each such performance period shall be chosen from among the following for Synovus, any of its business segments and/or any of its business units, unless and until the Committee proposes a change in such measures for shareholder vote or applicable tax and/or securities laws change to permit the Committee discretion to alter such performance measures without obtaining shareholder approval: (i) number of cardholder, merchant and/or other customer accounts processed and/or converted by TSYS; (ii) successful negotiation or renewal of contracts with new and/or existing customers by TSYS; (iii) productivity and expense control; (iv) stock price; (v) return on capital compared to cost of capital; (vi) net income; (vii) operating income; (viii) earnings per share and/or earnings per share growth;
(ix) return on equity; (x) return on assets; (xi) nonperforming assets and/or loans as a percentage of total assets and/or loans; (xii) noninterest expense as a percentage of total expense; (xiii) loan charge-offs as a percentage of total loans; and (xiv) asset growth. Awards shall be determined based on the achievement of such preestablished performance goals, and shall be awarded based on a percentage of a participant's base salary.

     The Committee shall have no discretion to increase the amount of any award under the Plan, but will retain the ability to eliminate or decrease an award otherwise payable to a participant. The Committee shall certify, in writing, that the performance goals have been met before any payments to participants may be made. Payment of the incentive bonus award earned, if any, shall be made in cash, as soon as practicable thereafter.

     Termination of Employment. Any participant not employed by Synovus or a publicly-traded subsidiary of Synovus on December 31 of any fiscal year will not be entitled to an award unless otherwise determined by the Committee.

                                       7

     Maximum Amount Payable to Any Participant. The maximum amount payable for each performance period under the Plan to any participant is one hundred fifty percent (150%) of such participant's base salary; provided, however, that no participant may receive an award for any performance period in excess of $1.5 million.

     Deferral of Bonus Awards. Participants may elect to defer all or a portion of an incentive bonus award payable under the Plan by providing an election, in writing, to Synovus prior to the beginning of the year in which the incentive bonus is to be earned. Deferred amounts shall earn interest at a rate equal to the average annual short-term prime rate established by CB&T for each fiscal year.

     Distributions of deferred amounts and interest earned thereon to participants, or their beneficiaries, as applicable, shall be made in cash in one lump sum or in up to 120 approximately equal monthly installments, as determined by the Committee. Commencement of payment, in the form determined by the Committee, shall begin within 30 days after the last day of the month of the participant's termination of employment by reason of death (except by suicide) or total disability, or at such time as determined by the Committee in the event of termination of employment for any other reason; provided that no distribution shall begin later than the date the participant attains age 70 1/2.

     Amendment of the Plan. The Board of Directors of Synovus may amend the Plan at any time, including amendments that increase the costs of the Plan and allocate benefits differently between persons and groups in the table below; provided, however, that no amendment shall be made without shareholder approval that increases the maximum amount payable to any participant in excess of the limits set forth above.

     Duration of the Plan. The Plan shall remain in effect from the date it is approved by TSYS' shareholders until the date it is terminated by the Board of Directors of Synovus. The Board of Directors of Synovus may terminate the Plan at any time.

     Administration. The Plan will be administered by the Compensation Committee of the Synovus Board of Directors (the "Committee") with the approval, as to matters involving TSYS employees, of the Compensation Committee of the Board of Directors of TSYS. The Synovus and TSYS Compensation Committees will be comprised of two or more Synovus and TSYS "outside" directors within the meaning of Section 162(m).

     Estimate of Benefits. The amounts that will be paid pursuant to the Plan are not currently determinable. The amounts that would have been awarded for fiscal year 1995 if the Plan had been in effect and if the Chief Executive Officer and the five highest compensated officers of TSYS participated in the Plan are as follows:

                               New Plan Benefits
                  Synovus Financial Corp. Executive Bonus Plan
 Name                              Position                                Dollar Value ($)
--------------------------      -------------------------------------      ---------------

Richard W. Ussery               Chairman of the Board and                     $204,750
                                 Chief Executive Officer

Philip W. Tomlinson             President                                      160,500

William A. Pruett               Executive Vice President                       103,800

M. Troy Woods                   Executive Vice President                        59,375

James B. Lipham                 Executive Vice President and                    48,125
                                 Chief Financial Officer

Kenneth E. Evans                Vice Chairman of the Board                     130,500

Executive Group                                                                707,050

Non-Executive Director Group                                                       -0-

Non-Executive Officer Employee                                                     -0-
Group


     Adoption of the proposal requires an affirmative vote by the holders of a majority of the votes cast thereon. Any shares not voted (whether by absention, broker non-vote, or otherwise) have no impact on the vote.

TSYS' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE SYNOVUS FINANCIAL CORP. EXECUTIVE BONUS PLAN.

                                       8

                          IV. EXECUTIVE COMPENSATION

(1) Summary Compensation Table.

     The following table summarizes the cash and noncash compensation for each of the last three fiscal years for the chief executive officer of TSYS and for the other five most highly compensated executive officers of TSYS.

                                                SUMMARY COMPENSATION TABLE
                                                                                         Long-Term
                                                Annual Compensation                     Compensation Awards
                          --------------------------------------------------------   ------------------------------
                                                                    Other            Restricted       Securities      All
                                                                    Annual           Stock            Underlying      Other
Name and                                                            Compen-          Award(s)         Options/        Compen-
Principal Position<F1>    Year    Salary<F2>       Bonus            sation <F3>      <F4>             SARs            sation <F5>
-----------------------   ------  --------------   -----------      ------------     --------------   -------------   ------------
Richard W. Ussery         1995    $331,400         $204,750             -0-          $222,015         25,991          $102,439
Chairman of the           1994     255,000          162,105             -0-            79,505         13,827            47,400
Board and Chief           1993     222,200          110,000             -0-               -0-            -0-            77,197
Executive Officer


Philip W. Tomlinson       1995     283,900          160,500             -0-           157,133         18,396            87,508
President                 1994     221,350          129,830             -0-            56,252          9,783            42,602
                          1993     195,950           96,875             -0-               -0-            -0-            72,023

William A. Pruett         1995     173,000          103,800             -0-            59,604          6,978            50,628
Executive Vice            1994     138,500           88,100             -0-            22,494          3,912            29,428
President                 1993     110,500           72,750             -0-               -0-            -0-            20,679


M. Troy Woods             1995     150,000           59,375             -0-               -0-          3,600            35,356
Executive Vice            1994<F6>      --               --              --                --             --                --
President                 1993<F6>      --               --              --                --             --                --


James B. Lipham           1995     122,500           48,125             -0-               -0-          3,600             30,302
Executive Vice President  1994      95,000           23,750             -0-               -0-          2,400             22,774
and Chief Financial       1993      84,000           21,000             -0-               -0-            -0-             13,952
Officer

Kenneth E. Evans          1995     233,900          130,500             -0-           114,057         13,352             51,487
Vice Chairman <F7>        1994     213,900          125,300             -0-            52,492          9,129             37,114
of the Board              1993     195,950           96,875          $51,932              -0-            -0-            106,524
--------------------

<F1> Mr. Blanchard  received no cash  compensation  from TSYS during 1995, other than director fees.

<F2> Amount  consists  of base  salary and  director  fees for  Messrs.  Ussery,
     Tomlinson and Evans.

<F3> Perquisites and other personal  benefits are excluded because the aggregate amount does not exceed the lesser of $50,000 or 10% of annual salary and bonus for the named executives.

<F4> Amount  consists  of  value  of  award,  net of  consideration  paid by the executive.  As of  December 31, 1995,  Messrs. Ussery,  Tomlinson,  Pruett,
     Woods,  Lipham and Evans held 64,052,  50,441,  20,970  14,740,  14,080 and
     53,086 restricted shares, respectively, with a value of $1,930, 426, $1,522,062, $633,267, $449,570, $429,440 and $1,606,212, respectively. On
     September 5, 1995, restricted stock was awarded in the amount of 8,664, 6,132, 2,326 and 4,451 shares of Synovus Common Stock to Messrs. Ussery, Tomlinson, Pruett and Evans, respectively, with the following vesting schedule: 20% on September 5, 1996; 20% on September 5, 1997; 20% on September 5, 1998; 20% on September 5, 1999; and 20% on September 5, 2000. On June 28, 1994, restricted stock was awarded in the amount of 4,609, 3,261, 1,304 and 3,043 shares of Synovus Common Stock to Messrs. Ussery, Tomlinson, Pruett and Evans, respectively, with the following vesting schedule: 20% on June 28, 1995; 20% on June 28, 1996; 20% on June 28, 1997;
     20% on June 28, 1998; and 20% on June 28, 1999. Dividends are paid on all restricted shares.

                                       9

<F5> The 1995 amount consists of contributions  or other  allocations to defined contribution plans of $30,000 for each executive; allocations pursuant to defined contribution excess benefit agreements of $61,306, $46,123, $20,194, $4,996 and $14,332 for each of Messrs. Ussery, Tomlinson, Pruett, Woods and Evans, respectively; premiums paid for group term life insurance coverage of $720, $648, $434, $360, $302 and $605 for each of Messrs.
     Ussery, Tomlinson, Pruett, Woods, Lipham and Evans, respectively; the economic benefit of life insurance coverage related to split-dollar life insurance policies of $80, $86 and $177 for each of Messrs. Ussery, Tomlinson and Evans, respectively; and the dollar value of the benefit of premiums paid for split-dollar life insurance policies (unrelated to term life insurance coverage) projected on an actuarial basis of $10,333, $10,651 and $6,373 for each of Messrs. Ussery, Tomlinson and Evans, respectively.

<F6> Disclosure is not required for 1994 and 1993.

<F7> Mr. Evans was elected President of Synovus Administrative Services Corp. in
     July, 1995.


(2) Stock Option Exercises and Grants.

The following tables provide certain information regarding stock options granted and exercised in the last fiscal year and the number and value of unexercised options at the end of the fiscal year.

                                            OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                            Individual Grants
------------------------------------------------------------------------------
                                  % of Total                                   Potential
                                  Options/                                     Realized Value at
                                  SARs           Exercise                      Assumed Annual Rates of
                     Options/     Granted to     or                            Stock Price Appreciation
                     SARs         Employees      Base                          For Option Term <F2>
                     Granted      in Fiscal      Price       Expiration       --------------------------
Name                 (#)<F1>      Year           ($/Share)   Date             5%($)       10%($)
-------------------  -----------  -------------  --------    --------------   --------- ----------------
Richard W. Ussery    25,991       3.57%          $22.75      09/04/03         $282,262    $676,286
Philip W. Tomlinson  18,396       2.53%           22.75      09/04/03          199,781     478,664
William A. Pruett     6,978       0.96%           22.75      09/04/03           75,781     181,568
M. Troy Woods         3,600       0.49%           22.75      09/04/03           39,096      93,672
James B. Lipham       3,600       0.49%           22.75      09/04/03           39,096      93,672
Kenneth E. Evans     13,352       1.84%           22.75      09/04/03          145,003     347,419

---------------

<F1>  Options granted on September 4, 1995 at fair market value to executives in tandem with restricted stock awards as part of the Synovus 1994 Long-Term Incentive Plan. Options become exercisable on September 4, 1997.

<F2>  The dollar gains under these columns  result from  calculations  using the identified growth rates and are not intended to forecast future price appreciation of Synovus Common Stock.



                    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION/SAR VALUES

                                                Number of Securities          Value of
                                                Underlying Unexercised        Unexercised In-the-Money
                     Shares        Value        Options/SARs at FY-End (#)    Options/SARs at FY-End ($)<F1>
                     Acquired on   Realized     --------------------------    -----------------------------
Name                 Exercise (#)  ($)<F1>      Exercisable/Unexercisable     Exercisable/Unexercisable
-------------------  ------------  -----------  --------------------------    -----------------------------
Richard W. Ussery     -0-           -0-          0  /     39,818                0  /  $309,979
Philip W. Tomlinson   -0-           -0-          0  /     28,179                0  /  $219,359
William A. Pruett     -0-           -0-          0  /     10,890                0  /   $85,495
M. Troy Woods         -0-           -0-          0  /      3,600                0  /   $21,150
                      -0-           -0-          0  /      3,000<F2>            0  /   $73,500
James B. Lipham       -0-           -0-          0  /      3,600                0  /   $21,150
                      -0-           -0-          0  /      2,400<F2>            0  /   $58,800
Kenneth E. Evans      -0-           -0-          0  /     22,481                0  /  $182,285
-----------

                                       10


<F1> Market value of underlying  securities  at exercise or year-end,  minus the exercise or base price.

<F2> Options pertain to shares of TSYS Common Stock.

(3) Compensation of Directors.

     Compensation. During 1995, TSYS' directors received a $12,000 retainer, a fee of $800 for regular and special meetings of TSYS' Board of Directors they personally attended and a fee of $500 for meetings of the committees of TSYS' Board of Directors they personally attended. In addition, directors of TSYS are entitled to receive an $800 fee for one regular meeting and a fee of $800 for one special meeting of TSYS' Board of Directors, despite the fact they are unable to personally attend such meetings.

     Director Stock Purchase Plan. TSYS' Director Stock Purchase Plan ("DSPP") is a non-tax-qualified, contributory stock purchase plan pursuant to which qualifying TSYS directors can purchase, with the assistance of contributions from TSYS, presently issued and outstanding shares of TSYS Common Stock. Under the terms of the DSPP, qualifying directors can elect to contribute up to $1,000 per calendar quarter to make purchases of TSYS Common Stock, and TSYS contributes an additional amount equal to 50% of the directors' cash contributions. Participants in the DSPP are fully vested in, and may request the issuance to them of, all shares of TSYS Common Stock purchased for their benefit thereunder.

(4) Change in Control Arrangements.

     Messrs. Ussery, Tomlinson, Pruett, Lipham, Woods and Evans each hold shares of restricted stock of, and options to purchase stock of, Synovus and/or TSYS which were issued pursuant to the 1992 Total System Services, Inc. Long-Term Incentive Plan and the Synovus Financial Corp. 1994 Long-Term Incentive Plan. Under the terms of the 1992 Total System Services, Inc. Long-Term Incentive Plan and the Synovus Financial Corp. 1994 Long-Term Incentive Plan, in the event of a change in control of TSYS or Synovus, the vesting of any stock options, stock appreciation and other similar rights, restricted stock and performance awards will be accelerated so that all awards not previously exercisable and vested will become fully exercisable and vested.

     Effective January 1, 1996, TSYS entered into Change of Control Agreements ("Agreements") with Messrs. Ussery, Tomlinson, Pruett, Woods and Lipham and certain other executive officers. The Change of Control Agreements provide severance pay and continuation of certain benefits in the event of a Change of Control of Synovus or TSYS. In order to receive benefits under the Agreements, the executive's employment must be terminated involuntarily, without cause, whether actual or "constructive" within one year following a Change of Control or the executive may voluntarily or involuntarily terminate employment during the thirteenth month following a Change of Control. With respect to Synovus, a "Change of Control" generally is deemed to occur in any of the following circumstances: (1) the acquisition by any person of 20% or more of the "beneficial ownership" of Synovus' outstanding voting stock, with certain exceptions for Turner family members; (2) the persons serving as directors of Synovus as of January 1, 1996 and those replacements or additions subsequently approved by a two-thirds (2/3) vote of the Board ceasing to comprise at least two-thirds (2/3) of the Board; (3) a merger, consolidation, reorganization or sale of Synovus' assets unless (a) the previous beneficial owners of Synovus own more than two-thirds (2/3) of the new company, (b) no person owns more than 20% of the new company, and (c) two-thirds (2/3) of the new company's Board were members of the incumbent Board which approved the business combination; or (4) a "triggering event" as defined in the Synovus Rights Agreement. With respect to TSYS, a Change of Control is generally defined in the same manner as a Change of Control of Synovus, except that (1) a spin-off of TSYS stock to Synovus shareholders and (2) any transaction in which Synovus continues to own more than 50% of the outstanding voting stock of TSYS are specifically excluded from the definition of Change of Control.

     Under the Agreements, severance pay would equal three times current base salary and bonus, with bonus being defined as the average of the previous three years measured as a percentage of base salary multiplied by current base salary. Medical, life, disability and other welfare benefits will be provided at the expense of TSYS for three years with the level of coverage being determined by

                                       11

the amount elected by the executive during the open enrollment period immediately preceding the Change of Control. Executives would also receive a short-year bonus for the year of separation based on the greater of a half year's maximum bonus or pro rata maximum bonus to the date of termination and a cash amount in lieu of a long-term incentive award for the year of separation. If the executive has already received a long-term incentive award in the separation year, the amount would equal 1.5 times the market grant and if the executive has not, the amount would equal 2.5 times market grant.

     Executives who are impacted by the Internal Revenue Service excise tax that applies to certain change of control agreements would receive additional gross up payments so that they are in the same position as if there were no excise tax. The Agreements do not provide for retirement benefits or perquisites.

     Notwithstanding anything to the contrary set forth in any of TSYS' previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and Compensation Committee Report on Executive Compensation shall not be incorporated by reference into any such filings.

(5) Stock Performance Graph.

     The following graph compares the yearly percentage change in cumulative shareholder return on TSYS Common Stock with the cumulative total return of the Standard & Poor's 500 Index and the Standard & Poor's Computer Software & Services Index for the last five fiscal years (assuming a $100 investment on December 31, 1990 and reinvestment of all dividends).

[Omitted Stock Performance Graph is represented by the following table.]



         COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
        TSYS, S&P 500 AND S&P COMPUTER SOFTWARE & SERVICES INDEX
               1990      1991      1992      1993      1994      1995
TSYS           $100      $ 79      $ 90      $166      $218      $390

S&P 500        $100      $130      $140      $154      $156      $215

S&P CS&S       $100      $207      $245      $270      $360      $501


                                       12

(6) Compensation Committee Report on Executive Compensation.

     The Compensation Committee (the "Committee") of the Board of Directors of TSYS is responsible for evaluating the remuneration of senior management and board members of TSYS and its subsidiaries and the compensation and fringe benefit plans in which officers, employees and directors of TSYS and its subsidiaries are eligible to participate. Because TSYS' mission is to exceed the expectations of its customers through the delivery of superior service and continuous quality improvement that rewards its employees and enhances the value of its shareholders' investment, the Committee's executive compensation policies and practices are designed to attract, retain and reward its executives for their performance in accomplishing TSYS' mission.

     Elements  of  Executive  Compensation.   The  four  elements  of  executive
compensation at TSYS are:

                           o        Base Salary
                           o        Annual Bonus
                           o        Long-Term Incentives
                           o        Other Benefits

     The Committee believes that a substantial portion, though not a majority, of an executive's compensation should be "at-risk" based upon TSYS' short-term performance (through the annual bonus and the Synovus/TSYS Profit Sharing Plan and the Synovus/TSYS 401(k) Savings Plan) and long-term performance (through long-term incentives including stock options and restricted stock awards). The remainder of each executive's compensation is primarily based upon the competitive practices of companies similar in size to TSYS ("similar companies") with certain adjustments as described below. The companies used for comparison are not the same companies included in the peer group index appearing in the Stock Performance Graph above. A description of each element of executive compensation and the factors and criteria used by the Committee in determining these elements is discussed below:

     Base Salary. Base salary is an executive's annual rate of pay without regard to any other elements of compensation. Prior to 1995, the primary consideration in determining an executive's base salary had been a market comparison of the base salaries at similar companies for similar positions based upon the executive's level of responsibility and experience. Beginning in 1995, however, the Committee desired to change this approach because it believed a "size-based" approach did not reflect the fact that TSYS has had outstanding stock performance over the previous 10 years, resulting in significant market value added for its shareholders. The Committee had considerable difficulty, however, in obtaining data that reflected the appropriate market for the compensation of TSYS executives. Positions for which market matches could be found were targeted at the median level. The Committee added a premium, however, to the size-based market data designed to reflect pay at companies with similar strong stock performance and market value added. Positions for which such market data could not be obtained were slotted using internal equity considerations. Based solely upon these comparisons, the Committee increased Mr. Ussery's base salary in 1995. The Committee also increased the base salaries of TSYS' other executive officers in 1995 based upon these comparisons and internal equity considerations, as described above.

     Annual Bonus. Annual bonuses are awarded to the executive officers of TSYS pursuant to the terms of the Synovus Incentive Bonus Plan. Under the Incentive Bonus Plan, bonus amounts are paid as a percentage of base pay based on financial performance goals such as revenues and earnings. The maximum percentage payouts under the Incentive Bonus Plan are 65% for Mr. Ussery, 60% for Messrs. Tomlinson, Pruett and Evans and 25% (50% effective July 1, 1995) for Messrs. Woods and Lipham. For Mr. Ussery and TSYS' other executive officers, the 1995 goal under the Incentive Bonus Plan was a single net income goal for TSYS. TSYS' financial performance and individual performance, separate from the financial performance goals established at the beginning of the year, can reduce bonus awards determined by the attainment of the established goals,

                                       13

although this was not the case for any of TSYS' executive officers. Because the net income goal for 1995 under the Incentive Bonus Plan was exceeded and the overall financial results of TSYS were favorable, Mr. Ussery and TSYS' other executive officers were awarded the maximum bonus amount for which each executive was eligible. Beginning in 1996, annual bonuses for Mr. Ussery and TSYS' other four most highly compensated executive officers will be awarded under the Synovus Financial Corp. Executive Bonus Plan. See Section III hereof captioned "Directors' Proposal to Approve the Synovus Financial Corp. Executive Bonus Plan."

     Long-Term Incentives. The two types of long-term incentives awarded to executives to date are stock options and restricted stock awards. Because of the relatively low number of previously traded shares of TSYS, the Committee has decided to award stock options and restricted stock awards of Synovus stock to TSYS executives, thereby linking their interests to the interests of TSYS and Synovus shareholders. Restricted stock awards are designed to focus executives on the long-term performance of TSYS and Synovus. Stock options provide executives with the opportunity to buy and maintain an equity interest in TSYS and Synovus and to share in the appreciation of the value of TSYS and Synovus Common Stock. The Committee restructured its approach for granting long-term incentive awards in 1994. During this restructuring, the Committee established a payout matrix for future long-term incentive grants that uses total shareholder return as measured by Synovus' performance (stock price increases plus dividends) and how Synovus' total shareholder return compares to the return of a peer group of companies. For the long-term incentive awards made in 1995, total shareholder return and peer comparisons were measured during the 1992-1994 performance period. Applying the results of the 1992-1994 performance period to the payout matrix, the Committee granted Mr. Ussery and TSYS' other executive officers restricted stock awards and stock options in 1995.

     Benefits. Benefits offered to executives serve a different purpose than the other elements of total compensation. In general, these benefits provide either retirement income or protection against catastrophic events such as illness, disability and death. Executives generally receive the same benefits offered to the general employee population, with the only exceptions designed to promote tax efficiency or to replace other benefits lost due to regulatory limits. The Synovus/TSYS Profit Sharing Plan and the Synovus/TSYS 401(k) Savings Plan, including excess benefit arrangements designed to replace benefits lost due to regulatory limits (collectively the "Plan"), is the largest component of TSYS' benefits package for executives. The Plan is directly related to corporate performance because the amount of employer contributions to the Plan (to a maximum of 14% of an executive's compensation) is a function of TSYS' profitability. For 1995, Mr. Ussery and TSYS' other executive officers received a Plan contribution of 11.66% of their compensation based upon the profitability formula under the Plan. The remaining benefits provided to executives are primarily based upon the competitive practices of similar companies.

     In 1993, the Internal Revenue Code of 1986, as amended (the "Code"), was amended to limit the deductibility for federal income tax purposes of annual compensation paid by a publicly held corporation to its chief executive officer and four other highest paid executives for amounts greater than $1 million unless certain conditions are met. Although none of TSYS' executive officers are currently affected by this provision, the Committee believes that this provision could affect TSYS' executive officers in the future. Because the Committee seeks to maximize shareholder value, the Committee has taken steps to ensure the deductibility of compensation in excess of $1 million in the future, although the Committee reserves the ability to make awards which do not qualify for full deductibility under Section 162(m) of the Code if the Committee determines that the benefits of so doing outweigh full deductibility.

     The Committee believes that the executive compensation policies serve the best interests of the shareholders and of TSYS. A substantial portion of the compensation of TSYS' executives is directly related to and commensurate with TSYS' performance. The Committee believes that the performance of TSYS to date validates the Committee's compensation philosophy.


William B. Turner
Gardiner W. Garrard, Jr.
George C. Woodruff, Jr.

                                       14

(7) Compensation Committee Interlocks and Insider Participation.

     The members of TSYS' Compensation Committee during 1995 were William B. Turner, Gardiner W. Garrard, Jr. and George C. Woodruff, Jr. No member of the Committee is a current or former officer or employee of TSYS or its subsidiaries.

     Mr. Turner is Chairman of the Executive Committee of W.C. Bradley Co. James
H. Blanchard, Chairman of the Executive Committee of TSYS, serves on the Board of Directors of W.C. Bradley Co. TSYS leases various properties in Columbus, Georgia from W.C. Bradley Co. for office space and storage. The rent paid for the space in 1995, which is approximately 107,295 square feet, is approximately $746,508. The lease agreements were made substantially on the same terms as those prevailing at the time for comparable leases for similar facilities with an unrelated third party in Columbus, Georgia.

     TSYS has entered into an agreement with CB&T with respect to the use of aircraft owned or leased by B&C Company, a Georgia general partnership in which CB&T and W.C. Bradley Co. are equal partners. CB&T and W.C. Bradley Co. have each agreed to remit to B&C Company fixed fees for each hour they fly the aircraft owned and/or leased by B&C Company. TSYS paid CB&T $239,131 for its use of the B&C Company aircraft during 1995, which $239,131 was remitted to B&C Company by CB&T. The charges payable by TSYS to CB&T in connection with its use of this aircraft approximate charges made available to unrelated third parties in the State of Georgia for use of comparable aircraft for commercial purposes. William B. Turner, a director of TSYS, Chairman of the Board of CB&T and Chairman of the Executive Committee of Synovus, is an officer, director and shareholder of W.C. Bradley Co. James H. Blanchard, Chairman of the Executive Committee of TSYS, Chairman of the Board of Synovus and a director of CB&T, is a director of W.C. Bradley Co. W. Walter Miller, Jr., a director of W.C. Bradley Co., is Senior Vice President and a director of TSYS. Elizabeth C. Ogie, the niece of William B. Turner and the sister-in-law of W. Walter Miller, Jr., is a director of W.C Bradley Co. and a director of CB&T and Synovus. Stephen T. Butler, the nephew of William B. Turner and an officer and director of W.C. Bradley Co., is a director of CB&T. Samuel M. Wellborn, III, President and a director of CB&T, is a director of W.C. Bradley Co. W.B. Turner, Jr. and John T. Turner, the sons of William B. Turner, are officers and directors of W.C. Bradley Co. and are also directors of CB&T.

     Gardiner W. Garrard, Jr. is President of The Jordan Company. On October 1, 1993, TSYS entered into a lease with The Jordan Company pursuant to which TSYS leases from The Jordan Company approximately 10,000 square feet of office space in Columbus, Georgia for $5,000 per month, payable in advance, which lease expires on September 30, 1996. The lease was made on substantially the same terms as those prevailing at the time for leases of comparable property between unrelated third parties. Gardiner W. Garrard, Jr., a director of TSYS, CB&T and Synovus, is an officer, director and shareholder of The Jordan Company. Richard
M. Olnick, the brother-in-law of Gardiner W. Garrard, Jr. and a director of CB&T, is an officer, director and shareholder of The Jordan Company.

     George C. Woodruff, Jr. is a shareholder of George C. Woodruff Co. During 1995, George C. Woodruff Co. received payments of $70,690 in connection with landscaping services provided for TSYS. These payments were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties. George C. Woodruff, Jr. is a director of TSYS, CB&T and Synovus.

(8)  Transactions with Management.

     During 1995, TSYS paid to Communicorp, Inc. an aggregate of $569,309. These payments were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties, and were primarily for various printing and business communication services provided by Communicorp, Inc. to TSYS. Communicorp, Inc. is a wholly-owned subsidiary of AFLAC Incorporated. Daniel P. Amos, a director of CB&T and Synovus, is Chief Executive Officer and a director of AFLAC Incorporated.

                                       15

     King & Spalding, a law firm located in Atlanta, Georgia, performed legal services on behalf of TSYS during 1995. Griffin B. Bell, a director of TSYS, is a Senior Partner of King & Spalding.

     For information about transactions with companies that are affiliates of William B. Turner, Gardiner W. Garrard, Jr. and George C. Woodruff, Jr., directors of TSYS, see Section IV (7) hereof captioned "Compensation Committee Interlocks and Insider Participation."

     For a description of certain transactions between TSYS and its affiliated companies, upon whose Boards of Directors certain of TSYS' directors also serve, see Section V(D) hereof captioned "Bankcard Data Processing Services Provided to CB&T and Certain of Synovus' Subsidiaries; Other Agreements Between TSYS, Synovus, CB&T and Certain of Synovus' Subsidiaries."

      V. RELATIONSHIPS BETWEEN TSYS, SYNOVUS, CB&T AND CERTAIN OF SYNOVUS' SUBSIDIARIES

A. Beneficial Ownership of TSYS Common Stock by CB&T.

     The following table sets forth, as of December 31, 1995, the number of shares of TSYS Common Stock beneficially owned by CB&T, the only known beneficial owner of more than 5% of the issued and outstanding shares of TSYS Common Stock.

                                                  Percentage of
                         Shares of                Outstanding Shares of
                         TSYS Common Stock        TSYS Common Stock
Name and Address         Beneficially Owned       Beneficially Owned
Beneficial Owner         as of 12/31/95           as of 12/31/95
------------------------ ------------------------ -----------------------------
Columbus Bank
and Trust Company        52,200,646 <F1> <F2>     80.8%
1148 Broadway,
Columbus, Georgia 31901
------------

<F1> CB&T individually owns these shares.

<F2> As of December  31, 1995,  Synovus  Trust  Company,  a  wholly-owned  trust
     company   subsidiary  of  CB&T ("Synovus   Trust"), held  in  various  fiduciary
     capacities a total of 316,617 shares (.49%) of TSYS Common Stock. Of this total,
     Synovus  Trust  held  287,139  shares as to which it  possessed  sole  voting or investment  power and 29,478  shares as to which it possessed  shared voting and investment  power. In addition,  as of December 31, 1995,  Synovus Trust held in various agency  capacities an additional  492,982 shares of TSYS Common Stock as
     to  which  it  possessed  no  voting  or  investment  power.   Synovus  and  its
     subsidiaries  disclaim  beneficial  ownership of all shares of TSYS Common Stock which are held by Synovus Trust in various fiduciary and agency capacities.

     CB&T, by virtue of its individual ownership of 52,200,646 shares, or 80.8%, of the outstanding shares of TSYS Common Stock on December 31, 1995 is able to, and intends to, elect a majority of TSYS' Board of Directors. CB&T presently controls TSYS.

B. Interlocking Directorates of TSYS, Synovus and CB&T.

     Eight of the fifteen members of and nominees to serve on TSYS' Board of Directors also serve as members of the Boards of Directors of Synovus and CB&T. They are James H. Blanchard, Richard Y. Bradley, Salvador Diaz-Verson, Jr., Gardiner W. Garrard, Jr., H. Lynn Page, William B. Turner, George C. Woodruff, Jr., and James D. Yancey. John P. Illges, III serves as an Advisory Director of Synovus and as a director of CB&T and Mason H. Lampton serves as an Advisory Director of CB&T and as a director of Synovus.

C. Synovus Common Stock Ownership of Directors and Management.

     The following table sets forth, as of December 31, 1995, the number of shares of Synovus Common Stock beneficially owned by TSYS' directors and TSYS' six most highly compensated executive officers.

                                       16

                           Shares of       Shares of      Shares of
                             Synovus         Synovus        Synovus                      Percentage
                        Common Stock    Common Stock   Common Stock                              of
                        Beneficially    Beneficially   Beneficially           Total     Outstanding
                          Owned with      Owned with     Owned with       Shares of       Shares of
                         Sole Voting          Shared    Sole Voting         Synovus         Synovus
                                 and      Voting and         but no    Common Stock    Common Stock
                          Investment      Investment     Investment    Beneficially    Beneficially
                         Power as of     Power as of    Power as of     Owned as of     Owned as of
Name                        12/31/95        12/31/95       12/31/95        12/31/95        12/31/95
------------------------ -------------  ------------  ---------------  ------------  --------------
Griffin B. Bell               10,425          6,000         ---            16,425              .02%
James H. Blanchard           448,729          7,381        24,526         480,636              .62
Richard Y. Bradley             4,521         37,481         ---            42,002              .05
Salvador Diaz-Verson, Jr.     17,806            175         ---            17,981              .02
Kenneth E. Evans              11,794            278         6,886          18,958              .02
Gardiner W. Garrard, Jr.      57,605        423,959         ---           481,564              .62
John P. Illges, III          166,468         77,630<F1>     ---           244,098              .32
Mason H. Lampton             118,892         81,488<F2>     ---           200,380              .26
James B. Lipham                  705            ---         ---               705             .001
W. Walter Miller, Jr.         11,668<F3>     18,889         ---            30,557              .04
H. Lynn Page                 265,118          3,412         ---           268,530              .35
William A. Pruett                260            ---         3,370           3,630             .005
Philip W. Tomlinson              746            ---         8,741           9,487              .01
William B. Turner             27,661      9,002,249<F4>     ---         9,029,910            11.69
Richard W. Ussery              7,671          1,163        12,352          21,186              .03
George C. Woodruff, Jr.       36,794            ---         ---            36,794              .05
M. Troy Woods                    705            ---         ---               705             .001
James D. Yancey              306,393         13,275        14,658         334,326              .43
-------------------

<F1> Includes  18,568  shares of  Synovus  Common  Stock  held by a  charitable foundation of which Mr. Illges is a trustee.

<F2> Includes  74,118  shares of Synovus  Common Stock held in a trust for which
     Mr. Lampton is not the trustee.  Mr. Lampton disclaims  beneficial  ownership of such shares.

<F3> Includes  3,000  shares of Synovus  Common Stock with respect to which Mr.
     Miller has options to acquire.

<F4> Includes 760,950 shares held by a charitable foundation of which Mr. Turner is a trustee.


     The following table sets forth information, as of December 31, 1995, with respect to the beneficial ownership of Synovus Common Stock by all directors and executive officers of TSYS as a group.

                                                  Percentage of
                         Shares of                Outstanding Shares of
                         Synovus Common Stock     Synovus Common Stock
Name of                  Beneficially Owned       Beneficially Owned
Beneficial Owner         as of 12/31/95           as of 12/31/95
------------------------ -----------------------  -----------------------------
All  directors
and executive
officers of TSYS as a         11,299,926               14.63%
group
(includes 19 persons)

                                       17

D. Bankcard Data Processing Services Provided to CB&T and Certain of Synovus' Subsidiaries; Other Agreements Between TSYS, Synovus, CB&T and Certain of Synovus' Subsidiaries.

     During 1995, TSYS provided bankcard data processing services to CB&T and 30 of Synovus' other banking subsidiaries. The bankcard data processing agreement between TSYS and CB&T can be terminated by CB&T upon 60 days prior written notice to TSYS or terminated by TSYS upon 180 days prior written notice to CB&T. During 1995, TSYS charged CB&T and 30 of Synovus' other banking subsidiaries $2,641,337, in the aggregate, including the reimbursement of $836,057 of out of pocket expenses, for the performance of bankcard data processing services. TSYS' charges to CB&T and Synovus' other banking subsidiaries for bankcard data processing services are comparable to, and are determined on the same basis as, charges by TSYS to similarly situated unrelated third parties.

     Synovus Administrative Services Corp. ("SASC"), a wholly-owned subsidiary of Synovus, was formed in 1995 to provide administrative services to Synovus' subsidiary companies, including TSYS. In connection with the formation of SASC, TSYS sold SASC property and equipment at book value of approximately $438,000. Additionally, TSYS and SASC are parties to a Lease Agreement pursuant to which SASC leased from TSYS office space for lease payments aggregating $198,578 during 1995. The terms of these transactions are comparable to those which could have been obtained in transactions with unaffiliated third parties.

     TSYS and Synovus and TSYS and SASC are parties to Management Agreements (having one year, automatically renewable, unless terminated, terms), pursuant to which Synovus and SASC provide certain management services to TSYS. During 1995, these services included human resource services, maintenance services, security services, communications services, corporate education services, travel services, investor relations services, corporate governance services, legal services, regulatory and statutory compliance services, executive management services performed on behalf of TSYS by certain of Synovus' officers and financial services. As compensation for management services provided during 1995, TSYS paid Synovus and SASC management fees of $1,039,693 and $3,158,695, respectively. As compensation for payroll processing support services provided by TSYS to Synovus during 1995, Synovus paid TSYS a management fee of $361,093. Management fees are subject to future adjustments based upon the management services then being provided based upon charges at the time by unrelated third parties for comparable services.

     During 1995, CB&T served as Trustee of various employee benefit plans of TSYS. During 1995, TSYS paid CB&T trustee's fees under these plans of $187,374.

     During 1995, Columbus Depot Equipment Company ("CDEC"), a wholly-owned subsidiary of TSYS, and CB&T and 24 of Synovus' other subsidiaries were parties to Lease Agreements pursuant to which CB&T and 24 of Synovus' other subsidiaries leased from CDEC computer related equipment for bankcard and bank data processing services for lease payments aggregating $155,813. During 1995, CDEC sold CB&T and certain of Synovus' other subsidiaries computer related equipment for bankcard and bank data processing services for payments aggregating
$107,534. In addition, CDEC was paid $25,925 by CB&T and certain of Synovus' other subsidiaries for monitoring such equipment and $160 for servicing various computer related equipment. The terms, conditions, rental rates and/or sales prices provided for in these Agreements are comparable to corresponding terms, conditions and rates provided for in leases and sales of similar equipment offered by unrelated third parties.

     During 1995, Synovus Data Corp., a wholly-owned subsidiary of Synovus, paid TSYS $701,159 for data links, network services and other miscellaneous items related to the data processing services which Synovus Data Corp. provides to its customers, which amount was reimbursed to Synovus Data Corp. by its customers, and $103,944 for management services. During 1995, TSYS paid Synovus Data Corp. $96,000, primarily for computer processing services. The charges for processing and other services are comparable to those between unrelated third parties.

     During  1995,  TSYS and  Synovus  Data  Corp.  were  parties  to  a  Lease
Agreement   pursuant   to   which   TSYS  leased   from   Synovus   Data   Corp.
portions    of     its     office       building    for      lease      payments

                                       18

aggregating $214,650. During 1995, TSYS and CB&T were parties to Lease Agreements pursuant to which CB&T leased from TSYS portions of its maintenance and warehouse facilities for lease payments aggregating $20,203. In August, 1993, TSYS entered into a three-year Lease Agreement with CB&T pursuant to which it leases office space from CB&T for lease payments of $4,483 per month. The terms, conditions and rental rates provided for in these Lease Agreements are comparable to corresponding terms, conditions and rates provided for in leases of similar facilities offered by unrelated third parties in the Columbus, Georgia area.

     During 1995, Synovus, CB&T and other Synovus subsidiaries paid to Columbus Productions, Inc., a wholly-owned subsidiary of TSYS, an aggregate of $523,660 for printing services. The charges for printing services are comparable to those between unrelated third parties.

    During 1995, TSYS purchased 17,122 shares of Synovus Common Stock from Synovus for $389,526 and simultaneously granted the shares to certain executive officers of TSYS as restricted stock awards. The per share purchase price of such shares was equal to the fair market value of a share of Synovus Common Stock on the date of purchase.

     Most customers of the services marketed as THE TOTAL SYSTEM (SM) maintain special clearing demand deposit accounts with CB&T to facilitate the settlement of bankcard transactions between Visa(R), MasterCard(R), TSYS and the customers. In certain cases, with the approval of CB&T, these special clearing accounts may also be utilized by customers for other correspondent banking transactions with CB&T.

     During 1995, TSYS and its subsidiaries were paid $837,354 of interest by CB&T in connection with deposit accounts with, and commercial paper purchased from, CB&T. During 1995, a subsidiary of TSYS paid CB&T $77,709 of interest in connection with a loan from CB&T. These interest rates are comparable to those provided for between unrelated third parties.

     Effective December 28, 1990, TSYS, the Development Authority of Columbus, Georgia, and CB&T, as Trustee, consummated the issuance of, and various banking subsidiaries of Synovus purchased, $15,000,000 of industrial development revenue bonds, the proceeds of which were used by TSYS to acquire and construct its 210,000 square foot North Center production facility. As a result of the consummation of such financing, TSYS will lease its North Center facility from the Development Authority for a period of 30 years, with the lease payments to be paid thereon being used by the Authority to satisfy its obligations to the purchasers of the bonds. The terms of such bonds, including the 9.75% rate of interest to be paid thereon and the schedule upon which principal will be repaid included therein, and the various other documents pursuant to which such bonds were issued, were arrived at as a result of arm's-length negotiations between TSYS, the Authority, the Trustee and the various subsidiary banks of Synovus which purchased the bonds, and are no less favorable than could be obtained from unrelated third parties. During 1995, TSYS made principal payments of $25,000 and interest payments of $609 in connection with such bonds.

     The Board of Directors of TSYS has resolved that transactions with officers, directors, key employees and their affiliates shall be approved by a majority of its independent and disinterested directors, if otherwise permitted by applicable law, and will be on terms no less favorable than could be obtained from unrelated third parties.

        VI. COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Exchange Act requires TSYS' officers and directors, and persons who own more than ten percent of TSYS Common Stock, to file reports of ownership and changes in ownership on Forms 3,4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish TSYS with copies of all
Section 16(a) forms they file.

     To TSYS' knowledge, based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, TSYS believes that during the fiscal year ended December 31, 1995, all Section 16(a) filing requirements applicable
to  its   officers,   directors,  and   greater   than  ten  percent  beneficial

                                       19

owners were complied with, except that William M. McVay, a director of TSYS during a portion of 1995, filed two amended Forms 4 reporting late three transactions; Mr. Bell filed three amended Forms 4 and a corrective Form 5 reporting late ten transactions; and Raymond M. Wright, an emeritus director of TSYS during a portion of 1995 who filed Section 16(a) reports during a portion of 1995, filed one amended Form 4 reporting late one transaction. In addition, Mr. Page filed an amended Form 4 to correct a previously filed timely report that misstated the number of shares of TSYS Common Stock gifted to family members.
                           VII. INDEPENDENT AUDITORS

     On February 12, 1996, TSYS' Board of Directors appointed KPMG Peat Marwick LLP as the independent auditors to audit the financial statements of TSYS and its subsidiaries for the fiscal year ending December 31, 1996. The Board of Directors knows of no direct or material indirect financial interest by KPMG Peat Marwick LLP in TSYS or of any connection between KPMG Peat Marwick LLP and TSYS in the capacity of promoter, underwriter, voting trustee, director, officer, shareholder or employee.

     Representatives of KPMG Peat Marwick LLP will be present at TSYS' 1996 Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

   VIII. FINANCIAL INFORMATION WITH REFERENCE TO TSYS CONTAINED IN TSYS' 1995 ANNUAL REPORT

     Detailed financial information for TSYS and its subsidiaries for its 1995 fiscal year is included in TSYS' 1995 Annual Report that is being mailed to TSYS' shareholders together with this Proxy Statement.

                                IX. OTHER MATTERS

     At the time of preparation of this Proxy Statement, TSYS' Board of Directors has not been informed of any matters to be presented by or on behalf of TSYS' Board of Directors or its management for action at TSYS' 1996 Annual Meeting which are not referred to herein. If any other matters come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote thereon in accordance with their best judgment.

     TSYS' shareholders are urged to vote, date and sign the enclosed Proxy Card solicited on behalf of TSYS' Board of Directors and return it at once in the envelope which is enclosed for that purpose. This should be done whether or not the TSYS shareholder plans to attend TSYS' 1996 Annual Meeting.

                              By Order of the Board of Directors
                              /s/ Richard W. Ussery
                              Richard W. Ussery
                              Chairman of the Board, Total System Services, Inc.

Columbus, Georgia
March 15, 1996

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